                                                                    Exhibit 99.5

                        WARRANTS TO PURCHASE COMMON STOCK
                                       OF
                             OGLEBAY NORTON COMPANY
                   PURSUANT TO THE PROSPECTUS DESCRIBED BELOW
             AND THE SECOND AMENDED JOINT PLAN OF REORGANIZATION OF
               ONCO INVESTMENT COMPANY, OGLEBAY NORTON COMPANY AND
                    CERTAIN SUBSIDIARIES DATED JULY 30, 2004


================================================================================

               THE EXERCISE PERIOD FOR THE WARRANTS WILL EXPIRE AT
 5:00 P.M., EASTERN TIME, ON [                 ], 2005 (THE "EXPIRATION DATE").
================================================================================




                                                          [             ], 2004
                                                           ------- -----

To Brokers, Dealers, Commercial Banks,
   Trust Companies and other Nominees:


         Enclosed for your consideration, among other documents, is a Prospectus dated [_______ __], 2004 (together with any amendments or supplements thereto, the "Prospectus") relating to the issuance and distribution by reorganized Oglebay Norton Company ("Reorganized Oglebay") to holders of record of shares of common stock ("Old Common Stock") of Oglebay Norton Company before reorganization ("Oglebay") as of the close of business on [___________ __], 2004 (the "Distribution Record Date") of warrants to acquire shares of common stock of Reorganized Oglebay (the "New Common Stock") in accordance with the terms of the Second Amended Joint Plan of Reorganization of ONCO Investment Company, Oglebay and Certain Subsidiaries, dated July 30, 2004, (as further amended or modified, the "Plan"), which was confirmed by an order of the United States Bankruptcy Court for the District of Delaware entered on [_________ ___], 2004. Reorganized Oglebay emerged from bankruptcy on [__________ __], 2004 (the "Effective Date"). Under the Plan, on the Effective Date, certificates formerly representing shares of Old Common Stock were cancelled, and each record holder of Old Common Stock on the Distribution Record Date received one warrant (a "Warrant") for each share of Old Common Stock then held. Each Warrant represents the right to purchase one-tenth (1/10th) of a fully paid and nonassessable share of New Common Stock. The Warrants are exercisable at an exercise price of $10.00 per share of New Common Stock (the "Exercise Price"). The Warrants entitle the holder thereof to purchase at the Exercise Price one share of New Common Stock for each ten (10) Warrants held. Except in the case where a holder of Warrants is exercising all Warrants then held, shares of New Common Stock may be purchased only pursuant to the exercise of Warrants in integral multiples of ten
(10). Reorganized Oglebay will not issue any fractional shares of New Common Stock upon the exercise of the Warrants. If any fraction of a share of New Common Stock would be issuable upon the exercise of all Warrants then held by a holder of Warrants, such Warrant exercise will be rounded to the nearest whole share (up or down), with half shares being rounded up. The Warrants are transferable and exercisable by the subsequent holders thereof subject to certain conditions.

         Only registered holders of the Warrants and proper transferees of the Warrants may exercise the Warrants. Accordingly, we are asking you to contact your clients for whom you held Old Common Stock registered in your name or the name of your nominee to obtain instructions with respect to the exercise of the Warrants.

         Upon request, Reorganized Oglebay will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

         Enclosed for your information and for forwarding to your clients are copies of each of the following documents:

          1. A letter from Reorganized Oglebay addressed to the shareholders of Oglebay;

          2.   Prospectus dated [_____ __], 2004;

          3. Form of Election to Purchase to be used by you to exercise the Warrants on behalf of your clients and for the information of your clients (the "Warrant Exercise Notice");

          4.   Form of Assignment; and

          5. A form of letter which may be sent to your clients, with space provided for obtaining such clients' instructions with regard to the exercise of the Warrants.

         WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE WARRANTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE.

         Properly completed Warrant Exercise Notices and payment in full of an amount equal to the Exercise Price multiplied by the number of shares of New Common Stock purchased must be received by the Warrant Agent prior to 5:00 p.m., Eastern Time, on the Expiration Date in order to exercise the Warrants.

         Any requests for additional copies of the enclosed material and any inquiries you may have with respect to the exercise of the Warrants should be addressed to Wells Fargo Bank, N.A. as follows:

Registered and Certified Mail:            Regular Mail or Courier:
-----------------------------             -----------------------
Wells Fargo Bank, N.A.                    Wells Fargo Bank, N.A.
Corporate Trust Operations                Corporate Trust Operations
MAC N9303-121                             MAC N9303-121
P.O. Box 1517                             6th & Marquette Avenue
Minneapolis, MN 55480                     Minneapolis, MN 55479

In Person by Hand Only:
----------------------
Wells Fargo Bank, N.A.
Corporate Trust Services
Northstar East Bldg-12th Floor
608 2nd Avenue South
Minneapolis, MN 55402

Telephone: (800) 344-5128 or (612) 667-9764
Fax: (612) 667-6282

                                Very truly yours,




                                OGLEBAY NORTON COMPANY




NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, ANY AFFILIATE OF THE COMPANY OR THE WARRANT AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE WARRANTS, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE ENCLOSED DOCUMENTS.


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